Filed Pursuant to Rule 424(b)(2)
Registration No. 333-284538

Prospectus Supplement to Prospectus dated February 14, 2025 $500,000,000 The Goldman Sachs Group, Inc. $500,000,000 Floating Rate Notes due 2030

The Goldman Sachs Group, Inc. will pay interest on the floating rate notes due 2030 (the “notes”) at a rate per annum of Compounded SOFR, as described herein, plus 1.000% on January 20, April 20, July 20 and October 20 of each year, with the interest to accrue as described herein. The first such payment will be made on July 20, 2026. The notes will mature on the stated maturity date, April 20, 2030, and interest for the final interest period will accrue to and be paid on such maturity date.

If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. In addition, The Goldman Sachs Group, Inc. may redeem the notes on April 20, 2029 or on or after March 20, 2030, at par, plus accrued and unpaid interest. See “Specific Terms of the Notes—Terms of the Notes—Optional Redemption—Par Call” below.

Investing in the notes involves risks. See “Additional Considerations Relating to SOFR” beginning on page S-6.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Initial price to public	100.000%	$500,000,000
Underwriting discount	0.250%	$1,250,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.750%	$498,750,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from April 20, 2026 and must be paid by the purchaser if the notes are delivered after April 20, 2026.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on April 20, 2026.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs & Co. LLC

C.L. King & Associates	Falcon Square Capital
Great Pacific Securities	Independence Point Securities
Siebert Williams Shank	Telsey Advisory Group
TD Securities	BNY Capital Markets
Capital One Securities	Citizens Capital Markets
Fifth Third Securities	Huntington Capital Markets
KeyBanc Capital Markets	PNC Capital Markets LLC
Truist Securities	US Bancorp
ANZ Securities	Commonwealth Bank of Australia
ING	IMI – Intesa Sanpaolo
M & T Securities	Mizuho
nabSecurities, LLC	Natixis
Nordea	Nykredit
Raiffeisen Bank International	Regions Securities LLC
Santander	SEB
SOCIETE GENERALE	SMBC Nikko
Standard Chartered Bank	Westpac Capital Markets LLC
BMO Capital Markets	CIBC Capital Markets
FHN Financial Securities Corp.	RBC Capital Markets
Scotiabank	FNB America Securities LLC

Prospectus Supplement dated April 13, 2026.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus dated February 14, 2025

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	9
Use of Proceeds	14
Description of Debt Securities We May Offer	15
Description of Warrants We May Offer	71
Description of Purchase Contracts We May Offer	88
Description of Units We May Offer	93
Description of Preferred Stock We May Offer	99
Description of Common Stock We May Offer	107
Description of Capital Stock of The Goldman Sachs Group, Inc.	108
Legal Ownership and Book-Entry Issuance	113
Considerations Relating to Floating Rate Securities	119
Considerations Relating to Indexed Securities	124
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	125
United States Taxation	128
Plan of Distribution	149
Conflicts of Interest	153
Employee Retirement Income Security Act	154
Validity of the Securities	155
Independent Registered Public Accounting Firm	156
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	156

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008, as amended by the Fourth Supplemental Indenture dated December 31, 2016, and as it may be further amended or supplemented from time to time, between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated February 14, 2025. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: Floating Rate Notes due 2030

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $500,000,000

•	Initial price to public: 100% of the principal amount of the notes

•	Underwriting discount: 0.250% of the principal amount of the notes

•	Issue date: April 20, 2026

•	Stated maturity: April 20, 2030

•	Interest rate: Base rate plus the spread of 1.000% per annum

•	Date interest starts accruing: April 20, 2026

•

Base rate: Compounded SOFR. The base rate is a rate of return of a daily compounded interest investment calculated in accordance with the formula set forth below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.00000005 being rounded upwards):

where for purposes of applying the above formula to the terms of the notes:

“d0”, for any observation period, is the number of U.S. Government Securities Business Days in the relevant observation period;

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant observation period;

“SOFRi”, for any day “i” in the relevant observation period, is equal to the Secured Overnight Financing Rate (“SOFR”) in respect of that day;

“ni”, for day “i” in the relevant observation period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” up to, but excluding, the following U.S. Government Securities Business Day; and

“d” is the number of calendar days in the relevant observation period.

•

Observation period: In respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period.

•

U.S. Government Securities Business Day: Any day other than a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

•

Discontinuance of SOFR: In certain circumstances, an alternate benchmark may replace Compounded SOFR for all purposes relating to the notes. See “Specific Terms of the Notes—Determination of Interest Rate” below.

•	Minimum or maximum rate: Minimum interest rate of 0% per annum.

•

Interest periods: Quarterly; the initial interest period for the notes is the period from and including April 20, 2026 to, but excluding, the initial interest payment date for the notes, and the subsequent interest periods will be the periods from and including an interest payment date, to, but excluding, the next interest payment date (or, in the case of the final interest period of the notes, the stated maturity date of the notes or, if we elect to redeem in part or in full any notes, the redemption date for such notes).

•

Interest determination date: The date two U.S. Government Securities Business Days before each interest payment date for the notes (or, in the case of the final interest period of the notes, the stated maturity date of the notes or, if we elect to redeem in part or in full any notes the redemption date for such notes).

•	Calculation Agent: Goldman Sachs & Co. LLC

•

Interest payment dates: Every January 20, April 20, July 20, and October 20, commencing on July 20, 2026 provided that for the final interest period, interest will accrue to and be paid on the stated maturity date.

•

Regular record dates for interest: For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below).

•	Day count convention: Actual/360 (ISDA), as further described below under “—Additional Information About the Notes—Day Count Convention”.

If a redemption date falls on a date other than a scheduled interest payment date, the redemption date will be treated as an interest payment date for purposes of these definitions.

•	Denomination: $1,000 and integral multiples of $1,000 thereafter, subject to a minimum denomination of $1,000.

•	Business day: A day that is both a New York City banking day and a U.S. Government Securities Business Day.

•

Business day convention: Modified following, as described in the accompanying prospectus under “Description of Debt Securities We May Offer—Calculations of Interest on Debt Securities—Business Day Conventions”; applicable to interest payment dates.

•

Defeasance: The notes are subject to defeasance and covenant defeasance by us, as described in the accompanying prospectus under “Description of Debt Securities We May Offer—Defeasance and Covenant Defeasance”.

•

Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer—Payment of Additional Amounts”.

•

Tax Redemption: We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer—Redemption and Repayment—Tax redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer—Redemption and Repayment—Tax redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is April 13, 2026.

•

Optional Redemption — Par Call: In addition, at our option, we may redeem the notes on April 20, 2029 or on or after March 20, 2030, in whole, but not in part, upon not less than 5 business days’ nor more than 60 calendar days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date. We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer—Notices” in the accompanying prospectus.

•

No other redemption: We will not be permitted to redeem the notes before their stated maturity, except as described above. The notes will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your note.

•	Repayment at option of holder: None

•	CUSIP No.: 38141GE91

•	ISIN No.: US38141GE916

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Determination of Interest Rate

Your notes will bear interest for each interest period at a per annum rate equal to Compounded SOFR plus the spread, subject to the terms described above in “Specific Terms of the Notes—Terms of the Notes”. Compounded SOFR will be determined by the calculation agent using the formula described above in “Specific Terms of the Notes—Terms of the Notes.” SOFR will be determined by the calculation agent in the following manner:

•	“SOFR” means, with respect to any date:

•

(1) the Secured Overnight Financing Rate published for such date as such rate appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day.

•

(2) if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the Federal Reserve Bank of New York’s Website.

Notwithstanding the foregoing, if the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the interest determination date in respect of any interest payment date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as further described in the section entitled “Description of Debt Securities We May Offer—Calculations of Interest on Debt Securities—Floating Rate Debt Securities— SOFR” in the accompanying prospectus.

In connection with the implementation of a benchmark replacement, the calculation agent will have the right to make benchmark replacement conforming changes from time to time, as described in the section entitled “Description of Debt Securities We May Offer—Calculations of Interest on Debt Securities—Floating Rate Debt Securities—SOFR” in the accompanying prospectus.

Any determination, decision or election that may be made by the calculation agent pursuant to the provisions described in this “— Determination of Interest Rate”, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from any other party.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any observation period or interest period, will be on file at our principal offices and will be made available to any noteholder upon request.

Additional Considerations Relating to SOFR

Please refer to the discussion under “Considerations Relating to Floating Rate Securities— Certain Risks Related to SOFR” in the accompanying prospectus for a description of the considerations relating to SOFR.

Additional Information About the Notes

Day Count Convention

As further described under “Description of Debt Securities We May Offer—Calculations of Interest on Debt Securities—Interest Rates and Interest” in the accompanying prospectus, for each interest period for the notes the amount of accrued interest will be calculated by multiplying the principal amount of the note by an accrued interest factor for the interest period for such note. The accrued interest factor will be determined by multiplying the per annum interest rate by a factor resulting from the specified day count convention.

The day count convention for the notes is Actual/360 (ISDA), and the factor is the actual number of days in the interest period divided by 360, as described in Section 4.16(e) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes

We have appointed Goldman Sachs & Co. LLC as the calculation agent for the notes. As calculation agent for your notes, Goldman Sachs & Co. LLC will make determinations with respect to the notes as specified in this prospectus supplement and in the accompanying prospectus dated February 14, 2025 and may have discretion in calculating the amounts payable in respect of the notes. If Goldman Sachs & Co. LLC determines that a benchmark replacement date has occurred, it will determine, among other things, the benchmark replacement, the benchmark replacement adjustment, and the benchmark replacement conforming changes, and such determinations will be conclusive and binding absent manifest error. The exercise of this discretion by Goldman Sachs & Co. LLC could adversely affect the value of your notes and may present Goldman Sachs & Co. LLC with a conflict of interest. We may change the calculation agent at any time without notice, and Goldman Sachs & Co. LLC may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Book-Entry System

We will issue the notes as global notes registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance—What Is a Global Security?—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

United States Federal Income Tax Consequences

The notes will be treated as variable rate debt securities for United States federal income tax purposes as described under “United States Taxation—Taxation of Debt Securities—United States Holders—Variable Rate Debt Securities” in the accompanying prospectus.

Please refer to the discussion under “United States Taxation” in the accompanying prospectus for a description of the material United States federal income tax consequences of ownership and disposition of the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (each, a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired or held by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” within the meaning of Section 3(21) of ERISA or any regulations thereunder (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of The Goldman Sachs Group, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of the notes indicated in the following table:

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$380,000,000
C.L. King & Associates, Inc.	5,000,000
Falcon Square Capital LLC	5,000,000
Great Pacific Securities	5,000,000
Independence Point Securities LLC	5,000,000
Siebert Williams Shank & Co., LLC	5,000,000
Telsey Advisory Group LLC	5,000,000
TD Securities (USA) LLC	4,375,000
BNY Mellon Capital Markets, LLC	3,750,000
Capital One Securities, Inc.	3,750,000
Citizens JMP Securities, LLC	3,750,000
Fifth Third Securities, Inc.	3,750,000
Huntington Securities, Inc.	3,750,000
KeyBanc Capital Markets Inc.	3,750,000
PNC Capital Markets LLC	3,750,000
Truist Securities, Inc.	3,750,000
U.S. Bancorp Investments, Inc.	3,750,000
ANZ Securities, Inc.	2,500,000
Commonwealth Bank of Australia	2,500,000
ING Financial Markets LLC	2,500,000
Intesa Sanpaolo IMI Securities Corp.	2,500,000
M&T Securities, Inc.	2,500,000
Mizuho Securities USA LLC	2,500,000
nabSecurities, LLC	2,500,000
Natixis Securities Americas LLC	2,500,000
Nordea Bank Abp	2,500,000
Nykredit Bank A/S	2,500,000
RB International Markets (USA) LLC	2,500,000
Regions Securities LLC	2,500,000
Santander US Capital Markets LLC	2,500,000
SEB Securities, Inc.	2,500,000
SG Americas Securities, LLC	2,500,000
SMBC Nikko Securities America, Inc.	2,500,000
Standard Chartered Bank	2,500,000
Westpac Capital Markets LLC	2,500,000
BMO Capital Markets Corp.	1,250,000
CIBC World Markets Corp.	1,250,000
FHN Financial Securities Corp.	1,250,000
RBC Capital Markets, LLC	1,250,000
Scotia Capital (USA) Inc.	1,250,000
FNB America Securities LLC	625,000

Total	$500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions of the notes to be paid to the underwriters by us.

Per $1,000 note	$2.50
Total	$1,250,000

The notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.150% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.100% of the principal amount of the notes. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, including offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman Sachs & Co. LLC and Goldman Sachs International that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs & Co. LLC or Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

The offering of the notes will settle on the fifth scheduled business day following the date of the pricing of the notes (“T+5”). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes on any date prior to the business day before delivery will be required, by virtue of the fact that such notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealers, as permitted by FINRA regulations.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (EUWA); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The offer and sale of the notes have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended or unauthorized distribution under Brazilian laws and regulations. The notes may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the notes through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of the notes on regulated securities markets in Brazil is prohibited.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $140,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman Sachs & Co. LLC is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of the notes within the meaning of FINRA Rule 5121.

Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman Sachs & Co. LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

$500,000,000

The Goldman Sachs Group, Inc.

$500,000,000 Floating Rate Notes due 2030

Goldman Sachs & Co. LLC

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